As filed with the Securities and Exchange Commission on January 11, 2007

Registration No. 333-50585

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TRAMMELL CROW COMPANY

(Exact name of registrant as specified in its charter)

Delaware	75-2721454
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 N. Sepulveda Boulevard

Suite 1050

El Segundo, California 90245

(Address of principal executive offices, including zip code)

TRAMMELL CROW COMPANY

LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Chief Executive Officer

Trammell Crow Company

100 N. Sepulveda Boulevard

Suite 1050

El Segundo, California 90245

(310) 606-4700

(Name, address and telephone number of agent for service)

copies to:

General Counsel Trammell Crow Company c/o CB Richard Ellis Group, Inc. 100 N. Sepulveda Boulevard Suite 1050 El Segundo, California 90245 (310) 606-4700	Richard Capelouto, Esq. Kirsten Jensen, Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, California 94304 (650) 251-5000

EXPLANATORY NOTE

On April 21, 1998, Trammell Crow Company (the “Registrant”) filed a registration statement on Form S-8 (File No. 333-50585) (the “Registration Statement”), which registered 5,334,878 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), to be offered or sold under the Trammell Crow Company Long-Tem Incentive Plan (the “Plan”) under the Securities Exchange Act of 1934, as amended.

On December 20, 2006 (the “Merger Date”), pursuant to an Agreement and Plan of Merger, dated as of October 30, 2006, among the Company, CB Richard Ellis Group, Inc., a Delaware corporation (“CBRE”), and A-2 Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CBRE (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), and the Company became a wholly-owned subsidiary of CBRE. On December 20, 2006, the Company filed a certification and notice of termination of registration on Form 15 with respect to the Common Stock.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all shares of the Common Stock reserved for issuance under the Plan which remain unissued on the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on January 11, 2007.

TRAMMELL CROW COMPANY

By:	/s/ Brett White
Brett White President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Brett White Brett White	President, Chief Executive Officer and Director (Principal Executive Officer)	January 11, 2007

/s/ Kenneth J. Kay Kenneth J. Kay	Senior Executive Vice President, Chief Financial Officer and Director	January 11, 2007

/s/ Laurence H. Midler Laurence H. Midler	Executive Vice President, General Counsel, Chief Compliance Officer, Secretary and Director	January 11, 2007